EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated March 30, 2022, and included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-1A), File No. 333-261613 of Neuberger Berman ETF Trust (the “Registration Statement”).

We also consent to the use of our report dated March 30, 2022, with respect to the financial statements of Neuberger Berman Disrupters ETF as of January 3, 2022, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 30, 2022